UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36364	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

The information set forth under Item 7.01 below regarding the amendment of the Revolving Credit Facility (as defined below) is incorporated by reference into this Item 1.01.

Item 7.01 – Regulation FD Disclosure

On June 3, 2014, TPG Specialty Lending, Inc. (the “Company”) announced that it plans to conduct a private offering (the “Offering”) of $100 million aggregate principal amount of its Convertible Senior Notes due 2019 (the “Convertible Senior Notes”). In connection with the Offering, the Company intends to disclose certain information to potential investors, some of which has not been previously reported.

The Company estimates that the net proceeds it will receive from the sale of the $100 million aggregate principal amount of notes in the Offering will be approximately $95.5 million (or approximately $110.1 million if the initial purchasers fully exercise their over-allotment option), in each case after deducting the discounts and commissions and estimated offering expenses payable by the Company.

The Company intends to use 100% of the net proceeds of the Offering to pay down its Revolving Credit Facility (as defined below) on or about the date of the closing of the Offering. After giving effect to the use of proceeds to pay down a portion of the outstanding balance under the Revolving Credit Facility, approximately $153.4 million (or approximately $138.4 million if the initial purchasers fully exercise their over-allotment option) will remain outstanding under the facility. The Revolving Credit Facility matures in full on February 27, 2019. However, through reborrowing under the Revolving Credit Facility, the Company intends to make new investments in accordance with its investment objective and strategies. As of March 31, 2014, amounts outstanding under the Revolving Credit Facility bore interest at a rate of LIBOR plus 225 basis points. Affiliates of certain initial purchasers are lenders under the Revolving Credit Facility. Accordingly, affiliates of certain of the initial purchasers may receive more than 5% of the proceeds of the Offering to the extent the proceeds are used to pay down outstanding indebtedness under the Revolving Credit Facility.

In connection with the Offering, the Company intends to enter into an interest rate swap to better align the interest rates of its liabilities with its investment portfolio, which consists of predominately floating rate loans.

In connection with the Offering, on June 3, 2014, the Company made technical amendments to the Company’s second amended and restated senior secured revolving credit facility, dated February 27, 2014 (as amended, the “Revolving Credit Facility”), to provide for flexible settlement of any convertible notes issued by the Company.

The foregoing description of the amendment to the Revolving Credit Facility is only a summary of certain of the provisions of the Revolving Credit Facility and is qualified in its entirety by the underlying agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2014.

In addition, on June 3, 2014, the Company issued a press release announcing that it plans to conduct the Offering. The Company also plans to grant the initial purchasers an option to purchase up to an additional $15 million principal amount of the Convertible Senior Notes to cover over-allotments, if any. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Neither the Convertible Senior Notes nor the common stock that may be issued upon conversion thereof will be registered under the Securities Act of 1933 (as amended, the “Securities Act”). Neither the Convertible Senior Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act, except as expressly set forth by specific reference in this filing or in any other such filing. The furnishing of this information pursuant to Item 7.01 shall not be deemed an admission by the Company as to the materiality of such information.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description

99.1	Press Release, dated as of June 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC. (Registrant)

Date: June 3, 2014	By:	/s/ Alan Kirshenbaum
Alan Kirshenbaum
Chief Financial Officer